                           PAIRGAIN TECHNOLOGIES, INC.

                       EXHIBIT 21.1--LIST OF SUBSIDIARIES



                                                              STATE OR JURISDICTION
                  NAME OF LEGAL ENTITY                           OF INCORPORATION
         ----------------------------------------           ---------------------------
         PairGain Services Group, Inc.                            Delaware
         PairGain Canada Holding Ltd.                             Canada
         PairGain Canada, Inc.                                    Canada
         PairGain International Sales Corp.                       U. S. Virgin Islands
         PairGain Technologies AG                                 Switzerland
         PairGain Wallingford Design Center, Inc.                 Delaware


         All are wholly-owned subsidiaries of PairGain Technologies, Inc.


                                      E-1